THIRD
              QUARTER
              REPORT
               1995


            STRAWBRIDGE
            &  CLOTHIER

              [LOGO]

To Our Shareholders:

    In the third quarter of the fiscal year 1995 ended October 28, sales were $225,504,000 compared to $226,559,000 for the same period last year, a decrease of .5%. Comparable store sales declined
4.5% during the quarter. The Company incurred a loss for the quarter of $7,232,000 compared to earnings of $525,000 in 1994. Loss per share was $.68 in 1995's third quarter compared to earnings of $.05 per share last year.

    Sales for the first three quarters of the fiscal year were $642,680,000 compared to $657,756,000 last year, a decrease of 2.3%.
Comparable store sales declined 4.2%. The Company incurred a loss year-to-date of $22,375,000 compared to a loss of $218,000 last year. Loss per share was $2.13 in 1995, which includes $.18 per share in costs for the John Wanamaker acquisition attempt and $.09 per share of preopening costs of three new stores this year, compared to a loss per share of $.02 in 1994.

    The continuing intensely competitive local retailing climate, low levels of consumer confidence in our trading area and high personal debt were major factors contributing to lower sales and earnings for the quarter.

    On November 21, 1995, the Company completed a
$150 million asset backed securitization using the Company's accounts receivable as well as a $100 million revolving credit facility. Both financings were arranged by PNC Bank, National
Association, as lead agent.


s/ FRANCIS R. STRAWBRIDGE III    s/ PETER S. STRAWBRIDGE
   Chairman of the Board            President

STRAWBRIDGE & CLOTHIER  [LOGO]
==============================================================================
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)
==============================================================================

                   Thirteen Weeks      Thirty-nine Weeks       Trailing Year
                        Ended                Ended                 Ended
                 ------------------   -------------------   ------------------
                 10/28/95  10/29/94   10/28/95   10/29/94   10/28/95  10/29/94
                 --------  --------   --------   --------   --------  --------
Net sales        $225,504  $226,559   $642,680   $657,756   $988,448  $996,563
Other income,
  net of other
  deductions          505       546      1,736      1,648      3,353     2,365
                 --------  --------   --------   --------   --------  --------
                  226,009   227,105    644,416    659,404    991,801   998,928

Cost of sales     173,233   168,000    497,863    495,586    747,528   736,175
Selling, general
  and administra-
  tive costs       46,461    43,590    134,315    121,728    184,616   171,269
Depreciation        7,659     7,311     22,541     22,242     29,886    29,471
Interest            5,363     5,007     14,368     14,362     19,557    19,634
Provision for
  doubtful
  accounts          3,716     2,409      9,230      5,824     13,687     7,010
                 --------  --------   --------   --------   --------  --------
                  236,432   226,317    678,317    659,742    995,274   963,559
                 --------  --------   --------   --------   --------  --------
Earnings (loss)
  before income
  taxes           (10,423)      788    (33,901)      (338)    (3,473)   35,369
Provision for
  income taxes
  (benefit)        (3,191)      263    (11,526)      (120)    (1,348)   12,250
                 --------  --------   --------   --------   --------  --------
NET EARNINGS
  (LOSS)         $ (7,232) $    525   $(22,375)  $   (218)  $ (2,125) $ 23,119
                 ========  ========   ========   ========   ========  ========

NET EARNINGS
  (LOSS) PER
  SHARE            $(0.68)   $0.05      $(2.13)    $(0.02)    $(0.20)    $2.22

Average shares
  outstanding      10,572   10,444      10,511     10,409     10,491    10,399

==============================================================================

NOTES: (1) New store preopening expenses had the effect of reducing earnings per share by $.02 and $.09 for the thirteen weeks and thirty-nine weeks ended October 28, 1995, respectively.

       (2) Costs incurred in the unsuccessful attempt to acquire six stores had the effect of reducing earnings per share $.18 for the thirty-nine weeks ended October 28, 1995.

==============================================================
Condensed Consolidated
Balance Sheets (Unaudited)
(in thousands)
==============================================================

Assets                             10/28/95           10/29/94
                                   --------           --------
Current assets:
Cash and equivalents               $  3,964           $  2,640
Accounts receivable, net            122,144            185,407
Merchandise inventories             224,557            224,087
Other current assets                 13,244             11,098
                                   --------           --------
Total current assets                363,909            423,232
Property, fixtures and
  equipment, net                    335,793            299,540
Other assets                         15,947             12,211
                                   --------           --------
                                   $715,649           $734,983
                                   ========           ========

Liabilities and
Shareholders' Equity
Current liabilities:
Notes payable                      $ 91,500           $100,000
Accounts payable                    105,055             98,629
Other                                26,504             31,723
                                   --------           --------
Total current liabilities           223,059            230,352
Long-term debt and capital
  lease obligations                 197,680            200,269
Other liabilities                    61,303             60,123
Shareholders'equity                 233,607            244,239
                                   --------           --------
                                   $715,649           $734,983
                                   ========           ========

            DEPARTMENT STORES
      Philadelphia     Exton
           Ardmore     Christiana
       Cherry Hill     Burlington
       Springfield     Concord
  Plymouth Meeting     The Court at
         Neshaminy       King of Prussia
           Echelon     Willow Grove Park
          Concord Home Furnishings

              CLOVER STORES
           Marlton   Cheltenham
         Blackwood   Whitehall Mall
       Cinnaminson   Palmer Park
       Morrisville   Rising Sun Plaza
     Center Square   Township Line
    Baltimore Pike   Park City
          Westmont   Penrose Plaza
           Andorra   Whiteland
    Frankford Ave.     Towne Center
      Cottman Ave.   Shore Mall
        Bucks Mall   Kirkwood Plaza
       Mercerville   Ralph's Corner
       Granite Run   Brandywine
        Warrington   Gallery


    ----------------------------------

    TRANSFER AGENT AND RECORD KEEPER

     Please direct address changes and
    inquiries regarding stock transfer,
    registration and record keeping to:

   Chemical Mellon Shareholder Services
              P.O. Box 444
          Pittsburgh, PA 15230